Exhibit 10



April 17, 1996



Mr. Joseph H. Potter
53 Breach Drive
Westerly, RI  02891

Dear Joe:

re:  Consulting Agreement

This letter constitutes our mutual agreement regarding your early retirement election and consulting arrangement with Washington Trust Company (the Company).

A.  Early Retirement Election

    1. Early Retirement Election: As of May 1, 1996, you have elected to take early retirement and vacate your position as Executive Vice President of both the Company and Washington Trust Bancorp, Inc.

    2. Cash Compensation Payments: Your base salary payments will continue up to and include April 30, 1996. No payment from the Short Term Incentive Plan will be made to you for the 1996 partial year.

    3. Company Vehicle: The Company agrees to transfer title of your current company vehicle to you on or before May 1, 1996. You will be responsible for any sales tax due upon transfer.

    4. Pension: On or before May 1, 1996, you agree to make an election under the terms of the qualified pension plan sponsored by the Company to take the early retirement benefit provided under the terms of such plan and to take distributions under that plan. You also agree that, on or before May 1, 1996, you will make an election under the terms of the Supplemental Pension Benefit Plan (called the "SERP") sponsored by the Company to commence payment of supplemental retirement benefits. You have indicated that your elections will be in the form of a qualified joint and 50% survivor annuity, which will provide you with gross annual pension payments of $69,995 from the qualified plan and $10,938 from the SERP (both payable monthly commencing on May 31, 1996).

    5. Additional Nonqualified Pension: You will also receive an additional nonqualified pension amount of $7,272 per year (payable monthly, commencing on May 31, 1996) for your lifetime to reflect the additional pension benefit you would have accrued if you had continued to work until your normal retirement date at age 65 at an annual salary of $131,000.

    6. Spousal Pension Benefits: Given the presumption that you will elect pension payments in the form of a qualified joint and 50% survivor annuity, there will be survivor spousal pension benefits for your current wife. Upon your death, your wife will continue to receive annual pension payments of one-half of the amounts mentioned in paragraphs 4 and 5 (payable monthly) for the remainder of her lifetime; however, if your current wife predeceases you, payments will stop at your death regardless of your marital status at the time of your death.

    7. Benefit Coverage: For twenty-four months following May 1, 1996, the Company agrees to continue you and your wife in the health insurance and dental insurance plans, and to continue your coverage in the life insurance plan sponsored by the Company. Your contributions, at the rate set by the Company each year, will be payable by you for such continued coverage and will be deducted on an after-tax basis from the monthly payments you will receive from the SERP. Your participation in all other benefit and compensation plans sponsored by the Company will terminate as of April 30, 1996.

    8. Stock Options: You will be permitted to exercise your stock options according to the terms of the Stock Option Plan, including stock-for-stock exercises and non-vested options scheduled to vest during the period of June 2, 1996, through May 12, 1998.

    9. Tax Liability and Reporting: You will be responsible for any and all income and payroll taxes due as a result of any of the early retirement provisions of this letter agreement. The Company will calculate such tax amounts that may by law be required to be withheld by the Company and deduct such amounts from the SERP and/or additional nonqualified pension payments made to you (or your wife, as the case may be). The Company will provide a statement to you of such amounts periodically and will report such amounts to the IRS and appropriate state tax authorities on Form W-2 annually.

B.  Consulting Arrangement

    1. Term of Consulting Arrangement:  May 1, 1996 to April 30, 1998.

    2. Position and Duties: You will be available to me, as Chairman and Chief Executive Officer of the Company, from time to time (up to a maximum of 20 hours per month) as an outside, independent consultant focusing on site selection and related building projects, participating in monitoring legislative and lobbying matters, and handling any other matters as may be assigned to you by me. You have the right to decline to me any specific assignment within 3 business days of receiving the request from me, however, you have agreed that you will not be unreasonable in declining any request within those parameters.

    3. Reporting Relationship: You will report directly to me and take overall project direction from me. You will work with other employees and outside vendors as necessary and contemplated when I assign the projects to you. It is contemplated that you may be asked to make presentations to, and attend meetings of, the Building Committee of the Board of Directors.

    4. Consulting Rate: You will be paid as an outside consultant at the rate of $3,650 per month at the end of the month. Payments will be reported on Form 1099 annually. You will be responsible for paying income taxes as well as dues and memberships that would be expected to be continued in the context of your role and scope of duties.

    5. Expense Reimbursement: The Company will reimburse you for out of pocket expenses (except dues and memberships) that you incur if such expenses are reasonable and approved in advance by me.

    6. Termination Due to Disability: Disability is defined as your inability to perform the service due to mental or physical impairment as determined by a physician selected by me. Upon disability during the term of the consulting arrangement, the last payment will be for the month in which the disability is confirmed and determined.

    7. Termination Due to Death: Upon your death during the term of the consulting arrangement, the last payment will be for the month in which death occurs.

    8. Termination Due to Cause: Cause is defined as (a) the conviction for a felony or crime of moral turpitude or (b) disclosure of confidential information about the Company or its customers which has not been previously approved by me or (c) breach of the Company's ethics policy. Upon an event of cause, this consulting arrangement will be terminated immediately and you will be paid through the last day of the consultancy as identified by me.

    9. Confidential Information: You agree to abide by the Company's ethics policy and be bound by its terms during the period of the consulting arrangement.

   10. Non-compete Clause: During the term of this consulting arrangement, you will be prohibited from engaging in any business relationship with any financial services organization in our market area as a director, consultant, officer, employee or any other role without previous consent.

The terms of this letter agreement will be governed by the laws of the state of Rhode Island; however, in the event of a dispute arising under the terms of this letter, we have agreed to nonbinding arbitration before any other legal action is commenced.

If the terms and conditions of this letter agreement meet with your approval, please sign both copies, retain one for your files, and return one to me at your earliest convenience.

Joe, on behalf of the entire Washington Trust Company family, I want to extend our sincere thanks for your 38 years of service to the "Hometown Bank". We wish you much health and happiness in your retirement years. I look forward to working with you on our various building projects during the term of the consulting arrangement.


Sincerely yours,                                      Agreed and accepted,

Joseph J. Kirby                                       Joseph H. Potter

Joseph J. Kirby                                       Joseph H. Potter
Chairman and Chief Executive Officer